Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA Announces Appointment of Kevin Beebe to the Board of Directors

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, OCTOBER 14, 2009

SBA Communications Corporation (“SBA”) announces the appointment of Kevin L. Beebe to SBA’s Board of Directors effective October 28, 2009. Mr. Beebe currently serves as the President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to private equity clients, investors and management. Prior to founding 2BPartners, Mr. Beebe served for 25 years in the telecommunications industry, most recently as the Group President, Operations, at ALLTEL Corporation, a wireless services company and, prior to ALLTEL, as Executive Vice President of Operations for 360° Communications Company, a wireless services company. Prior to his service at 360° Communications Company, Mr. Beebe held a variety of executive and senior management positions at several divisions of Sprint Corporation. Mr. Beebe also serves on the Board of Directors of Skyworks Solution, Inc. (NASDAQ: SWKS).

“We are very pleased to have Kevin join our Board of Directors,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “Kevin brings a strong background in wireless operations and first-hand knowledge of the key growth drivers for our industry. He played key roles in the tremendous success of both ALLTEL and 360°, and I’m confident he will be a great contributor to the future success of SBA.”

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232 or visit our website at www.sbasite.com.